Exhibit 16(i)

[Philip K. Yeung C.P.A. Letterhead]

February 4, 2004

Office of the Chief Accountant
U. S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Ladies & Gentlemen:

We have read the statements about our firm included under Item 4 in the Form 8-K/A dated February 4, 2004 of AlphaRx, Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Yours truly,

/s/ Philip K. Yeung, CPA

Philip K. Yeung, CPA